 EXHIBIT D

TERMINATION LETTER

February 24, 2026

Guy Weltsch

Alejandro San Miguel

Anup Patel

Lavender Fiduciary Management Inc.

c/o TOMS Capital LLC

450 W. 14th Street, 13th Floor

New York, NY 10014

Dear all,

Reference is made to that certain Amended and Restated Irrevocable Proxy Agreement, by and between Guy Weltsch, Alejandro San Miguel, Anup Patel, Lavender Fiduciary Management Inc. and myself, effective as of December 31, 2020 (the “Agreement”). Notice is hereby given that the Agreement is terminated effective immediately and is of no further force or effect.

Very truly yours,

/s/ Noam Gottesman
Noam Gottesman